Exhibit 99.2

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

HP INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is organized as follows:

•                  HP Inc. Separation Transaction.  A discussion of the separation of Hewlett Packard Enterprise Company, HP Inc.’s former enterprise technology infrastructure, software, services and financing businesses.

•                  Overview.  A discussion of our business and other highlights affecting the company to provide context for the remainder of this MD&A.

•                  Critical Accounting Policies and Estimates.  A discussion of accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results.

•                  Results of Operations.  An analysis of our continuing financial results comparing fiscal 2015 to fiscal 2014 and fiscal 2014 to fiscal 2013. A discussion of the results of continuing operations is followed by a more detailed discussion of the results of operations by segment.

•                  Liquidity and Capital Resources.  An analysis of changes in our cash flows and a discussion of our liquidity and continuing financial condition.

•                  Contractual and Other Obligations.  An overview of contractual obligations, retirement and post-retirement benefit plan contributions, restructuring plans, uncertain tax positions and off-balance sheet arrangements of our continuing operations and separation costs.

We intend the discussion of our continuing financial condition and results of continuing operations that follows to provide information that will assist the reader in understanding our Consolidated Financial Statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect our Consolidated Financial Statements. This discussion should be read in conjunction with our Consolidated Financial Statements and the related notes that appear elsewhere in this document.

HP Inc. Separation Transaction

On November 1, 2015 (the “Distribution Date”), we completed the separation of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”), Hewlett-Packard Company’s former enterprise technology infrastructure, software, services and financing businesses (the “Separation”). In connection with the Separation, Hewlett-Packard Company changed its name to HP Inc. (“HP”).

On the Distribution Date, each of our stockholders of record as of the close of business on October 21, 2015 (the “Record Date”) received one share of Hewlett Packard Enterprise common stock for every one share of our common stock held as of the Record Date. We distributed a total of approximately 1.8 billion shares of Hewlett Packard Enterprise common stock to our stockholders. Hewlett Packard Enterprise is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “HPE”. After the Separation, we do not beneficially own any shares of Hewlett Packard Enterprise common stock.

In connection with the Separation, we and Hewlett Packard Enterprise have entered into a separation and distribution agreement as well as various other agreements that provide a framework for the relationships between the parties going forward, including among others a tax matters agreement, an employee matters agreement, a transition service agreement, a real estate matters agreement, a master commercial agreement and an information technology service agreement.

The historical results of operations and financial positions of Hewlett Packard Enterprise are reported as discontinued operations in our Consolidated Financial Statements. The historical statements of cash flows have not been revised to reflect the effect of the Separation. For further information on discontinued operations, see Note 2, “Discontinued Operations” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

OVERVIEW

We are a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. We sell to individual consumers, small- and medium-sized businesses (“SMBs”) and large enterprises, including customers in the government, health and education sectors. We have three segments for financial reporting purposes: Personal Systems, Printing and Corporate Investments. The Personal Systems segment offers commercial personal computers (“PCs”), consumer PCs, workstations, thin clients, tablets, retail point-of-sale systems, calculators and other related accessories, software, support, and services for the commercial and consumer markets. The Printing segment provides consumer and commercial printer hardware, supplies, media, solutions and services, as well as scanning devices.

•                  In Personal Systems, our strategic focus is on profitable growth through improved market segmentation with respect to enhanced innovation in multi-operating systems, multi-architecture, geography, customer segments and other key attributes. Additionally, HP is investing significantly in premium and mobility form factors such as convertible notebooks, detachable notebooks, and commercial tablets in order to meet customer preference for mobile, thinner and lighter devices. We anticipate gradual recovery in the market long-term given our product lineup and roadmap, broadly combined with our strength in commercial markets and the increased acceptance of Windows 10, combined with Intel’s Skylake processor family transition, which may represent a catalyst for demand among commercial customers.

•                  In Printing, our strategic focus is in areas such as business printing which includes delivering solutions to SMB and Enterprise customers such as multi-function and PageWide printers, including our newly launched JetIntelligence lineup of LaserJet printers; shift to contractual solutions that include Managed Print Services and Instant Ink which presents strong aftermarket supplies opportunities; and graphics, with innovation such as our Indigo product offerings. We plan to continue to focus on shifting the mix in the installed base to higher value units and expanding our innovative ink, laser and graphics programs. We continue to execute on our key initiatives of focusing on products targeted at high usage categories and introducing new revenue delivery models. In the consumer market, our Ink in the Office initiative is continuing to shift the installed base to more valuable units. In the commercial market, our focus is on placing higher value printer units which offers positive annuity of toner and ink as well as accelerating growth in graphic solutions products.

We continue to experience challenges that are representative of trends and uncertainties that may affect our business and results of operations. One set of challenges relates to dynamic and accelerating market trends such as the decline in the PC market. A second set of challenges relates to changes in the competitive landscape. Our primary competitors are exerting increased competitive pressure in targeted areas and are entering new markets, our emerging competitors are introducing new technologies and business models, and our alliance partners in some businesses are increasingly becoming our competitors in others. A third set of challenges relates to business model changes and our go-to-market execution.

•                  In Personal Systems, we are witnessing soft demand in the PC market as customers hold onto their PCs longer, thereby extending PC refresh cycles. Demand for PCs is being impacted by weaker macroeconomic conditions and currency depreciation in Latin America, Canada and certain Asian and European markets. Additionally, industry wide, PC channels in some regions are working through excess channel inventory, which is impacting sell in. As such, we anticipate continued market headwinds for the next several quarters.

•                  In Printing, we are experiencing the impact of demand challenges in consumer and commercial markets. We are also experiencing an overall competitive pricing environment due to aggressive pricing from our Japanese competitors, given the weakness of the Japanese yen.

To address these challenges, we continue to pursue innovation with a view towards developing new products and services aligned with market demand, industry trends and the needs of our customers and partners. In addition, we need to continue to improve our operations, with a particular focus on enhancing our end-to-end processes and efficiencies. We also need to continue to optimize our sales coverage models, align our sales incentives with our strategic goals, improve channel execution, strengthen our capabilities in our areas of strategic focus, and develop and capitalize on market opportunities.

For a further discussion of trends, uncertainties and other factors that could impact our continuing operating results, see the section entitled “Risk Factors” in Item 1A in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

General

The Consolidated Financial Statements of HP are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of assets and liabilities that are not readily apparent from other sources. Management has discussed the development, selection and disclosure of these estimates with the Audit Committee of HP’s Board of Directors. Management believes that the accounting estimates employed and the resulting amounts are reasonable; however, actual results may differ from these estimates. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on our results of operations, financial position and cash flows.

A summary of significant accounting policies is included in Note 1, “Overview and Summary of Significant Accounting Policies” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the Consolidated Financial Statements.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured, as well as when other revenue recognition principles are met, including industry-specific revenue recognition guidance.

We enter into contracts to sell our products and services, and while many of our sales agreements contain standard terms and conditions, there are agreements we enter into which contain non-standard terms and conditions. Further, many of our arrangements include multiple elements. As a result, significant contract interpretation may be required to determine the appropriate accounting, including the identification of deliverables considered to be separate units of accounting, the allocation of the transaction price among elements in the arrangement and the timing of revenue recognition for each of those elements.

We recognize revenue for delivered elements as separate units of accounting when the delivered elements have standalone value to the customer. For elements with no standalone value, we recognize revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items and the delivery and performance of the undelivered items is considered probable and substantially within our control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

We establish the selling prices used for each deliverable based on vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price (“ESP”), if neither VSOE of selling price nor TPE is available. We establish VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. ESP is established based on management’s judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and industry technology life cycles. We may modify or develop new go-to-market practices in the future, which may result in changes in selling prices, impacting both VSOE of selling price and ESP. In most arrangements with multiple elements, the transaction price is allocated to the individual units of accounting at inception of the arrangement based on their relative selling price. However, the aforementioned factors may result in a different allocation of the transaction price to deliverables in multiple element arrangements entered into in future periods. This may change the pattern and timing of revenue recognition for identical arrangements executed in future periods, but will not change the total revenue recognized for any given arrangement.

We reduce revenue for customer and distributor programs and incentive offerings, including price protection, rebates, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require us to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. For certain incentive programs, we estimate the number of customers expected to redeem the incentive based on historical experience and the specific terms and conditions of the incentive.

For hardware products, we recognize revenue generated from direct sales to end customers and indirect sales to channel partners (including resellers, distributors and value-added solution providers) when the revenue recognition criteria are satisfied. For indirect sales to channel partners, we recognize revenue at the time of delivery when the channel partner has economic substance apart from HP and HP has completed its obligations related to the sale.

For the various software products we sell, we assess whether the software products were sold on a standalone basis or with hardware products. If the software sold with a hardware product is not essential to the functionality of the hardware product and is more-than-incidental, we treat it as a software deliverable.

We recognize revenue from the sale of perpetual software licenses at inception of the license term, assuming all revenue recognition criteria have been satisfied. Term-based software license revenue is generally recognized ratably over the term of the license. We use the residual method to allocate revenue to software licenses at inception of the arrangement when VSOE of fair value for all undelivered elements, such as post-contract customer support, exists and all other revenue recognition criteria have been satisfied. Revenue from maintenance and unspecified upgrades or updates provided on a when-and-if-available basis is recognized ratably over the period during which such items are delivered.

We recognize revenue from fixed-price support or maintenance contracts, including extended warranty contracts and software post-contract customer support agreements, ratably over the contract period.

Warranty

We accrue the estimated cost of product warranties at the time we recognize revenue. We evaluate our warranty obligations on a product group basis. Our standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, we base our estimated warranty obligation on contractual warranty terms, repair costs, product call rates, average cost per call, current period product shipments and ongoing product failure rates, as well as specific product class failure outside of our baseline experience. Warranty terms generally range from 90 days to three years for parts, labor and onsite services, depending upon the product. Over the last three fiscal years, the annual warranty expense and actual warranty costs have averaged approximately 2.3% and 2.5% of annual net revenue, respectively.

Restructuring

We have engaged in restructuring actions which require management to estimate the timing and amount of severance and other employee separation costs for workforce reduction and enhanced early retirement programs, fair value of assets made redundant or obsolete, and the fair value of lease cancellation and other exit costs. We accrue for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements. For a full description of our restructuring actions, refer to our discussions of restructuring in

“Results of Operations” below and in Note 4, “Restructuring” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

Retirement and Post-Retirement Benefits

Our pension and other post-retirement benefit costs and obligations depend on various assumptions. Our major assumptions relate primarily to discount rates, mortality rates, expected increases in compensation levels and the expected long-term return on plan assets. The discount rate assumption is based on current investment yields of high-quality fixed-income securities with maturities similar to the expected benefits payment period. Mortality rates help predict the expected life of plan participants and are based on a historical demographic study of the plan. The expected increase in the compensation levels assumption reflects our long-term actual experience and future expectations. The expected long-term return on plan assets is determined based on asset allocations, historical portfolio results, historical asset correlations and management’s expected returns for each asset class. We evaluate our expected return assumptions annually including reviewing current capital market assumptions to assess the reasonableness of the expected long-term return on plan assets. We update the expected long-term return on assets when we observe a sufficient level of evidence that would suggest the long-term expected return has changed. In any fiscal year, significant differences may arise between the actual return and the expected long-term return on plan assets. Historically, differences between the actual return and expected long-term return on plan assets have resulted from changes in target or actual asset allocation, short-term performance relative to expected long-term performance, and to a lesser extent, differences between target and actual investment allocations, the timing of benefit payments compared to expectations, and the use of derivatives intended to effect asset allocation changes or hedge certain investment or liability exposures. For the recognition of net periodic benefit cost, the calculation of the expected long-term return on plan assets uses the fair value of plan assets as of the beginning of the fiscal year unless updated as a result of interim remeasurement.

Our major assumptions vary by plan, and the weighted-average rates used are set forth in Note 5, “Retirement and Post-Retirement Benefit Plans” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K. The following table provides the impact changes in the weighted-average assumptions of discount rates, the expected increase in compensation levels and the expected long-term return on plan assets retained post-Separation would have had on our net periodic benefit cost from continuing operations for fiscal 2015:

	Change in percentage points	Change in Net Periodic Benefit Cost in millions
Assumptions:
Discount rate	(25)	$32
Expected increase in compensation levels	25	$5
Expected long-term return on plan assets	(25)	$33

Taxes on Earnings

We calculate our current and deferred tax provisions based on estimates and assumptions that could differ from the final positions reflected in our income tax returns. We adjust our current and deferred tax provisions based on income tax returns which are generally filed in the third or fourth quarters of the subsequent fiscal year.

We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which we expect the differences to reverse.

We record a valuation allowance to reduce deferred tax assets to the amount that we are more likely than not to realize. In determining the need for a valuation allowance, we consider future market growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which we operate and prudent and feasible tax planning strategies. In the event we were to determine that it is more likely than not that we will be unable to realize all or part of our deferred tax assets in the future, we would increase the valuation allowance and recognize a corresponding charge to earnings or other comprehensive income in the period in which we make such a determination. Likewise, if we later determine that we are more likely than not to realize the deferred tax assets, we would reverse the applicable portion of the previously recognized valuation allowance. In order for us to realize our deferred tax assets, we must be able to generate sufficient taxable income in the jurisdictions in which the deferred tax assets are located.

Our effective tax rate includes the impact of certain undistributed foreign earnings for which we have not provided U.S. federal taxes because we plan to reinvest such earnings indefinitely outside the U.S. We plan distributions of foreign earnings based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Based on these assumptions, we estimate the amount we expect to indefinitely invest outside the U.S. and the amounts we expect to distribute to the U.S. and provide the U.S. federal taxes due on amounts expected to be distributed to the U.S. Further, as a result of certain employment actions and capital investments we have undertaken, income from manufacturing activities in certain jurisdictions is subject to reduced tax rates and, in some cases, is wholly exempt from taxes for fiscal years through 2026. Material changes in our estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which we do business could impact how future earnings are repatriated to the U.S., and our related future effective tax rate.

We are subject to income taxes in the U.S. and approximately 57 other countries, and we are subject to routine corporate income tax audits in many of these jurisdictions. We believe that positions taken on our tax returns are fully supported, but tax authorities may challenge these positions, which may not be fully sustained on examination by the relevant tax authorities. Accordingly, our income tax provision includes amounts intended to satisfy assessments that may result from these challenges. Determining the income tax provision for these potential assessments and recording the related effects requires management judgments and estimates. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on our income tax provision, net income and cash flows. Our accrual for uncertain tax positions is attributable primarily to uncertainties concerning the tax treatment of our international operations, including the allocation of income among different jurisdictions, intercompany transactions and related interest. For a further discussion on taxes on earnings, refer to Note 7, “Taxes on Earnings” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

Inventory

We state our inventory at the lower of cost or market on a first-in, first-out basis. We make adjustments to reduce the cost of inventory to its net realizable value at the product group level for estimated excess or obsolescence. Factors influencing these adjustments include changes in demand, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration and quality issues.

Goodwill

We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. While we are permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two-step quantitative goodwill impairment test, for our annual goodwill impairment test in the fourth quarter of fiscal 2015, we performed a quantitative test for all of our reporting units. Goodwill is tested for impairment at the reporting unit level. As of October 31, 2015, our reporting units are consistent with the reportable segments identified in Note 3, “Segment Information” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

In the first step of the goodwill impairment test, we compare the fair value of each reporting unit to its carrying amount. We estimate the fair value of our reporting units using a weighting of fair values derived most significantly from the income approach and, to a lesser extent, the market approach. Under the income approach, we estimate the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the reporting unit’s ability to execute on the projected cash flows. Under the market approach, we estimate fair value based on market multiples of revenue and earnings derived from comparable publicly-traded companies with operating and investment characteristics similar to the reporting unit. We weight the fair value derived from the market approach depending on the level of comparability of these publicly-traded companies to the reporting unit. When market comparables are not meaningful or not available, we estimate the fair value of a reporting unit using only the income approach.

In order to assess the reasonableness of the estimated fair value of our reporting units, including Hewlett Packard Enterprise reporting units, we compare the aggregate reporting unit fair value to HP’s market capitalization on an overall basis and calculate an implied control premium (the excess of the sum of the reporting units’ fair value over HP’s market capitalization on an overall basis). We evaluate the control premium by comparing it to observable control premiums from recent comparable transactions. If the implied control premium is not believed to be reasonable in light of these recent transactions, we reevaluate reporting unit fair values, which may result in an adjustment to the discount rate and/or other assumptions. This reevaluation could result in a change to the estimated fair value for certain or all of our reporting units.

Estimating the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and the determination of appropriate comparable publicly-traded companies. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to individual reporting units to determine the carrying amount of each reporting unit.

If the fair value of a reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, then we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. In the second step, the reporting unit’s assets, including any unrecognized intangible assets, liabilities and non-controlling interests are measured at fair value in a hypothetical analysis to calculate the implied fair value of goodwill for the reporting unit in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount, the difference is recorded as an impairment loss.

Our annual goodwill impairment analysis, which we performed as of the first day of the fourth quarter of fiscal 2015, did not result in any impairment charges. The fair value was significantly in excess of carrying value for our Printing and Personal Systems reporting units.

Fair Value of Derivative Instruments

We use derivative instruments to manage a variety of risks, including risks related to foreign currency exchange rates and interest rates. We use forwards, swaps and at times, options to hedge certain foreign currency and interest rate exposures. We do not use derivative instruments for speculative purposes. As of October 31, 2015, the gross notional of our derivative portfolio was $23.2 billion. Assets and liabilities related to derivative instruments are measured at fair value, and were $258 million and $304 million, respectively as of October 31, 2015.

Fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to the asset or liability being valued. We generally use industry standard valuation models to measure the fair value of our derivative positions. When prices in active markets are not available for the identical asset or liability, we use industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, HP and counterparty credit risk, foreign currency exchange rates, and forward and spot prices.

For a further discussion on fair value measurements and derivative instruments, refer to Note 10, “Fair Value” and Note 11, “Financial Instruments”, respectively, in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

Loss Contingencies

We are involved in various lawsuits, claims, investigations and proceedings including those consisting of intellectual property (“IP”), commercial, securities, employment, employee benefits and environmental matters that arise in the ordinary course of business. We record a liability when we believe that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. We review these matters at least quarterly and adjust these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events, pertaining to a particular case. Pursuant to the separation and distribution agreement, we share responsibility with Hewlett Packard Enterprise for certain matters, as discussed in Note 15, “Litigation and Contingencies” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K, and Hewlett Packard Enterprise has agreed to indemnify us in whole or in part with respect to certain matters. Based on our experience, we believe that any damage amounts claimed in the specific litigation and contingencies matters further discussed in Note 15, “Litigation and Contingencies”, are not a meaningful indicator of HP’s potential liability. Litigation is inherently unpredictable. However, we believe we have valid defenses with respect to legal matters pending against us. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. We believe we have recorded adequate provisions for any such matters and, as of October 31, 2015, it was not reasonably possible that a material loss had been incurred in excess of the amounts recognized in our financial statements.

ACCOUNTING PRONOUNCEMENTS

For a summary of recent accounting pronouncements applicable to our consolidated financial statements see Note 1 “Overview and Summary of Significant Accounting Policies” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

RESULTS OF OPERATIONS

Revenue from our international operations has historically represented, and we expect will continue to represent, a majority of our overall net revenue. As a result, our net revenue growth has been impacted, and we expect will continue to be impacted, by fluctuations in foreign currency exchange rates. In order to provide a framework for assessing performance excluding the impact of foreign currency fluctuations, we present the year-over-year percentage change in net revenue on a constant currency basis, which assumes no change in foreign currency exchange rates from the prior-year period and doesn’t adjust for any repricing or demand impacts from changes in foreign currency exchange rates. This information is provided so that net revenue can be viewed without the effect of fluctuations in foreign currency exchange rates, which is consistent with how management evaluates our net revenue results and trends. This constant currency disclosure is provided in addition to, and not as a substitute for, the year-over-year percentage change in revenue on a GAAP basis. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

Results of operations in dollars and as a percentage of net revenue were as follows:

	For the fiscal years ended October 31
	2015		2014		2013
	Dollars in millions
Net revenue	$51,463	100.0%	$56,651	100.0%	$55,273	100.0%
Cost of revenue	41,524	80.7%	45,431	80.2%	44,754	81.0%
Gross profit	9,939	19.3%	11,220	19.8%	10,519	19.0%
Research and development	1,191	2.3%	1,298	2.3%	1,209	2.2%
Selling, general and administrative	4,720	9.2%	5,361	9.5%	5,428	9.8%
Amortization of intangible assets	102	0.2%	129	0.2%	198	0.4%
Restructuring charges	63	0.1%	176	0.3%	168	0.3%
Defined benefit plan settlement credits	(57)	(0.1)%	—	—	—	—
Earnings from continuing operations before interest and taxes	3,920	7.6%	4,256	7.5%	3,516	6.3%
Interest and other, net	(388)	(0.7)%	(393)	(0.7)%	(461)	(0.8)%
Earnings from continuing operations before taxes	3,532	6.9%	3,863	6.8%	3,055	5.5%
Benefit from (provision for) taxes	186	0.3%	(939)	(1.6)%	(595)	(1.1)%
Earnings from continuing operations	3,718	7.2%	2,924	5.2%	2,460	4.4%
Earnings from discontinued operations, net of taxes	836		2,089		2,653
Net earnings	$4,554		$5,013		$5,113

Net Revenue

In fiscal 2015, total net revenue from continuing operations decreased 9.2% (decreased 4.7% on a constant currency basis) as compared with fiscal 2014. Net revenue from the United States (“U.S”) decreased 2.6% to $17.7 billion, while net revenue from outside of the U.S. decreased 12.2% to $33.7 billion. The primary factors contributing to the net revenue decline were unfavorable currency impacts, particularly in EMEA, weak market demand and competitive pricing pressures. The net revenue decline was driven by desktops and supplies, partially offset by growth in notebooks and graphics products.

In fiscal 2014, total net revenue from continuing operations increased by 2.5% (increased 3.1% on a constant currency basis) as compared with fiscal 2013. Net revenue from the U.S. increased 1.1% to $18.2 billion, while net revenue from outside of the U.S. increased 3.2% to $38.4 billion. The primary factors contributing to the net revenue growth were commercial PCs, particularly notebooks partially offset by decline in Printing supplies.

A more detailed discussion of the factors contributing to the changes in segment net revenue is included under “Segment Information” below.

Gross Margin

HP gross margin from continuing operations decreased to 19.3% for fiscal year 2015 compared with 19.8% for fiscal 2014. The primary factors impacting gross margin performance were competitive pricing environment and unfavorable currency impacts, partially offset by favorable component costs in Personal Systems, favorable mix of ink and graphics supplies and operational cost improvements.

HP gross margin from continuing operations increased to 19.8% for fiscal year 2014 compared with 19.0% for fiscal 2013. The primary factors impacting gross margin performance were favorable currency impacts from the Japanese yen in Printing, continued cost structure improvements, favorable mix and the sale of IP, the effects of which were partially offset by competitive pricing pressures in Printing and unfavorable currency impacts in Personal Systems.

A more detailed discussion of the factors contributing to the changes in segment gross margins is included under “Segment Information” below.

Operating Expenses

Research and Development (“R&D”)

R&D expense decreased 8% in fiscal 2015 as compared to fiscal 2014 due primarily to favorable currency impacts.

R&D expense increased 7% in fiscal 2014 as compared to fiscal 2013 due primarily to investments in our strategic focus areas.

Selling, General and Administrative (“SG&A”)

SG&A expense decreased 12% in fiscal 2015 as compared to fiscal 2014 due primarily to favorable currency impacts and declines in go-to-market costs as a result of lower commissions and productivity initiatives.

SG&A expense decreased 1% in fiscal 2014 as compared to fiscal 2013 due primarily to gains from sale of real estate and lower spending in marketing.

Amortization of Intangible Assets

Amortization expense decreased in fiscal 2015 and in fiscal 2014 due primarily to certain intangible assets associated with prior acquisitions reaching the end of their respective amortization periods.

Restructuring Charges

Restructuring charges decreased in fiscal 2015 due primarily to lower charges from the multi-year restructuring plan initially announced in May 2012 (the “2012 Plan”).

On September 14, 2015, our Board of Directors approved a restructuring plan (the “2015 Plan”) in connection with the Separation. As a result, HP recognized $39 million of charges related to the 2015 Plan during the fourth quarter of fiscal 2015.

Restructuring charges increased in fiscal 2014 due primarily to higher charges in connection with the 2012 Plan and from increases to the 2012 Plan announced in fiscal 2014.

Defined Benefit Plan Settlement Credits

Defined benefit plan settlement credits for fiscal 2015 were primarily related to the gains from the U.S. Lump Sum Program, partially offset by additional net period benefit cost resulting from the program settlement.

Interest and Other, Net

Interest and other, net expense decreased by $5 million in fiscal 2015. The decrease was due to lower other miscellaneous expense.

Interest and other, net expense decreased by $68 million in fiscal 2014. The decrease was due primarily to lower interest expense from a lower weighted-average interest rate.

Provision for Taxes

Our effective tax rates were (5.3)%, 24.3% and 19.5% in fiscal 2015, 2014 and 2013, respectively. Our effective tax rate generally differs from the U.S. federal statutory rate of 35% due to favorable tax rates associated with certain earnings from our operations in lower tax jurisdictions throughout the world. The jurisdictions with favorable tax rates that had the most significant impact on HP’s effective tax rate in the periods presented were Puerto Rico, Singapore, China, Malaysia, Ireland and Netherlands. HP plans to reinvest certain earnings of these jurisdictions indefinitely outside the U.S. and therefore has not provided U.S. taxes on those indefinitely reinvested earnings. In addition to the above factors, the overall tax rates in fiscal 2015 were impacted by adjustments to valuation allowances and uncertain tax positions.

For a reconciliation of our effective tax rate to the U.S. federal statutory rate of 35% and further explanation of our provision for taxes, see Note 7, “Taxes on Earnings” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K.

In fiscal 2015, HP recorded $1.2 billion of net income tax benefits related to items unique to the year. These amounts included $1.7 billion of tax benefits due to a release of valuation allowances pertaining to certain U.S. deferred tax assets, $449 million of tax charges related to uncertain tax positions on pension transfers, $70 million of tax benefits related to state tax impacts, and $6 million of income tax charges related to various other items. In addition, HP recorded $33 million of income tax charges on restructuring and pension-related costs.

In fiscal 2014, HP recorded $69 million of net income tax benefits related to items unique to the year. These amounts included $37 million of income tax benefits related to provision to return adjustments, $25 million of income tax charges related to state rate changes, $41 million of income tax benefits for adjustments related to uncertain tax positions, and $16 million of income tax benefits related to other items.

In fiscal 2013, HP recorded $47 million of net income tax charges related to items unique to the year. These amounts included $133 million of income tax benefits for adjustments related to uncertain tax positions, $56 million of income tax charges related to audit settlements, and $126 million of income tax charges due to a release of valuation allowances pertaining to certain deferred tax assets.

Segment Information

A description of the products and services for each segment can be found in Note 3, “Segment Information,” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K. Future changes to this organizational structure may result in changes to the segments disclosed.

Personal Systems

	For the fiscal years ended October 31
	2015	2014	2013
	Dollars in millions
Net revenue	$31,520	$34,387	$32,179
Earnings from operations	$1,022	$1,265	$980
Earnings from operations as a % of net revenue	3.2%	3.7%	3.0%

The components of net revenue and the weighted net revenue change by business unit were as follows:

	For the fiscal years ended October 31
	Net Revenue		Weighted Net Revenue Change Percentage
	2015	2014	Points
	Dollars in millions
Desktop PCs	$10,941	$13,197	(6.6)
Notebook PCs	17,271	17,540	(0.8)
Workstations	2,018	2,218	(0.6)
Other	1,290	1,432	(0.3)
Total Personal Systems	$31,520	$34,387	(8.3)

	For the fiscal years ended October 31
	Net Revenue		Weighted Net Revenue Change Percentage
	2014	2013	Points
	Dollars in millions
Desktop PCs	$13,197	$12,844	1.1
Notebook PCs	17,540	16,029	4.7
Workstations	2,218	2,147	0.2
Other	1,432	1,159	0.9
Total Personal Systems	$34,387	$32,179	6.9

Fiscal 2015 compared with Fiscal 2014

Personal Systems net revenue decreased 8.3% (decreased 3.1% on a constant currency basis) in fiscal 2015. The net revenue decline in Personal Systems was due primarily to unfavorable currency impacts, particularly in EMEA, and weakening market demand. Personal Systems net revenue decreased as a result of a 5% decline in average selling prices (“ASPs”) and a 3% decline in unit volume. The decline in ASPs was due primarily to unfavorable currency impacts, a shift in consumer PCs to low end products and a lower mix of commercial PCs within Personal Systems. The unit volume decline was due primarily to a unit volume decline in desktops, partially offset by a unit volume growth in notebooks, both consumer and commercial.

Net revenue for commercial clients decreased 8% due primarily to unfavorable currency impacts, a decline in commercial desktops as a result of weak market demand and higher net revenue in the prior-year period resulting from the replacement of the Windows XP operating system. Net revenue for consumer clients decreased 8% due primarily to unfavorable currency impacts and a decline in consumer desktops. Net revenue declined 17% in Desktop PCs, 2% in Notebook PCs, 9% in Workstations and 10% in Other. The net revenue decline in Other was due primarily to a decline in consumer tablets, the sale of IP in the prior-year period, and unfavorable currency impacts, the effects of which were partially offset by increased sales of extended warranties.

Personal Systems earnings from operations as a percentage of net revenue decreased by 0.5 percentage points for fiscal 2015 as a result of a decline in gross margin combined with an increase in operating expenses as a percentage of net revenue. The decline in gross margin was due primarily to unfavorable currency impacts and a lower mix of commercial products, partially offset by favorable component costs and operational cost improvements. Operating expenses as a percentage of net revenue increased due primarily to the size of the net revenue decline, higher administrative expenses as a result of lower bad debt recoveries as compared to the prior-year period and higher R&D investments in commercial, mobility and immersive computing products, the effects of which were partially offset by a decline in field selling costs as a result of favorable currency impacts and operational cost improvements.

Fiscal 2014 compared with Fiscal 2013

Personal Systems net revenue increased 6.9% (increased 7.5% on a constant currency basis) in fiscal 2014. While the Personal Systems business continued to be challenged by the market shift towards mobility products, the pace of the PC market decline slowed with signs of stabilization driven by growth in commercial PCs, the effects of which were partially offset by weakness in consumer PCs. The revenue increase in Personal Systems was due to growth in commercial PCs, particularly notebooks, along with growth in consumer notebooks. Personal Systems experienced revenue growth across all regions led by double digit revenue growth in EMEA, which experienced improved demand. The revenue increase was driven by an 8.2% increase in unit volume, the effects of which were partially offset by a 1.5% decline in ASPs. The unit volume increase was primarily led by growth in commercial notebooks as well as strength in commercial desktops, consumer notebooks and thin client products. The decline in ASPs was due primarily to a competitive pricing environment and unfavorable currency impacts, the effects of which were partially offset by a favorable mix of commercial PCs.

Net revenue for commercial clients increased 10% due primarily to the benefits from the delayed installed base refresh cycle, the effects of customers migrating from the Windows XP operating system and growth in all product categories partly driven by new product introductions, including the HP Elite products. Net revenue for consumer clients remained flat as growth in consumer notebooks, partly driven by our new product lineup including Chromebooks and hybrid products, was offset by a decline in consumer desktops. For fiscal 2014, net revenue for Notebook PCs increased 9%, Desktop PCs increased 3%, Workstations increased 3% and Other net revenue increased 24%. The net revenue increase in Other was due to the sale of IP and growth in mobility products, primarily consumer tablets which were introduced in the second half of fiscal 2013.

Personal Systems earnings from operations as a percentage of net revenue increased 0.7 percentage points for fiscal 2014. The increase was driven by an increase in gross margin and a decline in operating expenses as a percentage of net revenue. The increase in gross margin was due primarily to operational cost improvements, a favorable commercial mix and the sale of IP, the effects of which were partially offset by unfavorable currency impacts. Operating expenses as a percentage of net revenue decreased due primarily to our cost structure optimization efforts, the effects of which were partially offset by increased research and development investments for commercial, mobility and immersive computing products, as well as higher administrative expenses driven by lower bad debt recoveries as compared to fiscal 2013.

Printing

	For the fiscal years ended October 31
	2015	2014	2013
	Dollars in millions
Net revenue	$21,232	$23,211	$24,128
Earnings from operations	$3,765	$4,161	$3,953
Earnings from operations as a % of net revenue	17.7%	17.9%	16.4%

The components of the net revenue and weighted net revenue change by business unit were as follows:

	For the fiscal years ended October 31
	Net Revenue		Weighted Net Revenue Change Percentage
	2015	2014	Points
	Dollars in millions
Supplies	$13,979	$14,917	(4.0)
Commercial Hardware	5,466	6,035	(2.5)
Consumer Hardware	1,787	2,259	(2.0)
Total Printing	$21,232	$23,211	(8.5)

	For the fiscal years ended October 31
	Net Revenue		Weighted Net Revenue Change Percentage
	2014	2013	Points
	Dollars in millions
Supplies	$14,917	$15,716	(3.3)
Commercial Hardware	6,035	6,021	0.1
Consumer Hardware	2,259	2,391	(0.6)
Total Printing	$23,211	$24,128	(3.8)

Fiscal 2015 compared with Fiscal 2014

Printing net revenue decreased 8.5% (decreased 5.1% on a constant currency basis) for fiscal 2015. The decline in net revenue was due primarily to unfavorable currency impacts, decline in Supplies, weak market demand and competitive pricing pressures, the effects of which were partially offset by growth in graphics products. From a regional perspective, Printing experienced a net revenue decline across all regions, primarily in EMEA and particularly in Russia as a result of challenges in those markets.

Net revenue for Supplies decreased 6% due primarily to unfavorable currency impacts and demand weakness in toner and ink, partially offset by growth in graphics supplies. The demand weakness in toner was particularly in EMEA, led by a net revenue decline in Russia. Printer unit volumes declined 7% while average revenue per unit (“ARU”) decreased 7%. Printer unit volume declined due primarily to a decline in LaserJet and home printer units, the effects of which were partially offset by growth in graphics printer units. The ARU for printers decreased due primarily to a highly competitive pricing environment and unfavorable currency impacts on Inkjet and LaserJet printers. Net revenue for Commercial Hardware decreased 9% driven by a 7% decline in printer unit volume and a 4% decline in ARU, partially offset by a net revenue increase in other peripheral solutions. In Commercial Hardware, the decline in unit volume was due primarily to an overall decline in LaserJet printer units, partially offset by growth in graphics printer units. The ARU decline in Commercial Hardware was due primarily to a competitive pricing environment and unfavorable currency impacts. Net revenue for Consumer Hardware decreased 21% driven by a 13% decline in ARU, 7% decline in unit volume and a decline in other peripheral solutions. The ARU decline in Consumer Hardware was due primarily to a competitive pricing environment and unfavorable currency impacts. The unit volume decline in Consumer Hardware was due primarily to lower sales of home and SMB printer units.

Printing earnings from operations as a percentage of net revenue declined 0.2 percentage points for fiscal 2015 due to a decline in gross margin, partially offset by lower operating expenses as a percentage of net revenue. The decline in gross margin was due primarily to a competitive pricing environment in hardware and unfavorable currency impacts, the effects of which were partially offset by a favorable mix of ink and graphics supplies and favorable currency impacts from the Japanese yen. Operating expenses as a percentage of net revenue decreased due primarily to our cost saving initiatives, lower marketing expenses, the impact of the divestiture of our photo printing service Snapfish and favorable currency impacts.

Fiscal 2014 compared with Fiscal 2013

In fiscal 2014, Printing experienced a decline in revenue and an increase in operating profit as we continued to push our print strategies, which includes driving high value printer unit placements and expanding our graphics products and managed print services portfolio. Printing net revenue decreased 3.8% (decreased 3.3% on a constant currency basis) for fiscal 2014. The decline in net revenue was primarily driven by a decline in Supplies, the effects of which were partially offset by growth in graphics products and managed print services.

Net revenue for Supplies decreased 5% driven by demand weakness in toner and ink, and a reduction in channel inventory in the fourth quarter of fiscal 2014, the effects of which were partially offset by growth in graphics supplies. Printer unit volume remained flat while ARU decreased 1%. Printer unit volume was flat due primarily to our continued efforts to target high value areas of the market, which resulted in a decline in home printer units and low value LaserJet printer units, the effects of which were offset by increased units in SMB, multifunction laser and graphics printers. The decline in ARU was due primarily to increased discounting driven by competitive pricing pressures. Net revenue for Commercial Hardware was flat as a 3% increase in printer unit volume was offset by a 3% decline in printer ARU. The unit volume in Commercial Hardware increased due primarily to growth in our multifunction laser printers and graphics printers. The ARU decline in Commercial Hardware was due primarily to a decline in LaserJet and graphics printers driven by a competitive pricing environment. Net revenue for Consumer Hardware decreased 6% driven by a 1% decline in printer unit volume and a 1%

decline in ARU, along with a decline in other peripheral printing solutions. The unit volume decline in Consumer Hardware was due to lower sales of home printers, the effects of which were partially offset by growth in SMB printers. The ARU decline in Consumer Hardware was due primarily to increased discounting for SMB printers due to a competitive pricing environment, the effects of which were partially offset by a favorable mix of high value home printers.

Printing earnings from operations as a percentage of net revenue increased by 1.5 percentage points for fiscal 2014 as an increase in gross margin more than offset an increase in operating expenses as a percentage of net revenue. The gross margin increase was due to favorable currency impacts primarily driven by the Japanese yen, continued cost structure improvements and a favorable mix from a higher proportion of graphics and ink supplies, the effects of which were partially offset by a competitive pricing environment. Operating expenses as a percentage of net revenue increased due primarily to higher R&D expenses as a result of our investments in enterprise products and 3-D printing, the effects of which were partially offset by reduced marketing expenses.

Corporate Investments

	For the fiscal years ended October 31
	2015	2014	2013
	Dollars in millions
Net revenue	$20	$296	$16
(Loss) earnings from operations	$(43)	$157	$(94)
(Loss) earnings from operations as a % of net revenue(1)	NM	53%	NM

(1)                                     “NM” represents not meaningful.

Fiscal 2015 compared with Fiscal 2014

The revenue decrease for fiscal 2015 was due primarily to the sale of IP related to the Palm acquisition in the prior-year period.

The increase in the loss from operations for fiscal 2015 was due primarily to the sale of IP in the prior-year period and higher expenses associated with incubation projects and HP Labs.

Fiscal 2014 compared with Fiscal 2013

The revenue increase for fiscal 2014 was due primarily to the sale of IP related to the Palm acquisition.

The decrease in the loss from operations for fiscal 2014 was due primarily to the sale of IP, the benefits of which were partially offset by higher expenses associated with incubation projects, corporate strategy, HP Labs and global alliances.

LIQUIDITY AND CAPITAL RESOURCES

We use cash generated by operations as our primary source of liquidity. We believe that internally generated cash flows are generally sufficient to support our operating businesses, capital expenditures, restructuring activities, maturing debt, income tax payments and the payment of stockholder dividends, in addition to investments and share repurchases. We are able to supplement this short-term liquidity, if necessary, with broad access to capital markets and credit facilities made available by various domestic and foreign financial institutions. Our access to capital markets may be constrained and our cost of borrowing may increase under certain business, market and economic conditions; however, our access to a variety of funding sources to meet our liquidity needs is designed to facilitate continued access to capital resources under all such conditions. Our liquidity is subject to various risks including the risks identified in the section entitled “Risk Factors” in Item 1A in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and market risks identified in the section entitled “Quantitative and Qualitative Disclosures about Market Risk” in Item 7A in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015, which sections are incorporated herein by reference.

Our cash balances are held in numerous locations throughout the world, with the vast majority of those amounts held outside of the U.S. We utilize a variety of planning and financing strategies in an effort to ensure that our worldwide cash is available when and where it is needed. Our cash position remains strong, and we expect that our cash balances, anticipated cash flow generated from operations and access to capital markets will be sufficient to cover our expected near-term cash outlays.

Amounts held outside of the U.S. are generally utilized to support non-U.S. liquidity needs, although a portion of those amounts may from time to time be subject to short-term intercompany loans into the U.S. Most of the amounts held outside of the U.S. could be repatriated to the U.S. but, under current law, some would be subject to U.S. federal income taxes, less applicable foreign tax credits. Repatriation of some foreign earnings is restricted by local law. Except for foreign earnings that are considered indefinitely reinvested outside of the U.S., we have provided for the U.S. federal tax liability on these earnings for financial statement purposes. Repatriation could result in additional income tax payments in future years. Where local restrictions prevent an efficient intercompany transfer of funds, our intent is that cash balances would remain outside of the U.S. and we would meet liquidity needs through ongoing cash flows, external borrowings, or both. We do not expect restrictions or potential taxes incurred on repatriation of amounts held outside of the U.S. to have a material effect on our overall liquidity, financial condition or results of operations.

In connection with the Separation, we reviewed our capital structure during fiscal 2015 to ensure that each company, HP Inc. and Hewlett Packard Enterprise, would be well capitalized after the Separation. In October 2015, prior to the Separation, Hewlett Packard Enterprise completed its offering of $14.6 billion senior unsecured notes, which are included in Non-current liabilities of discontinued operations. In connection with our continuing operations and in part due to the Separation, we redeemed and paid $6.6 billion of U.S. Dollar Global Notes as part of the early extinguishment of debt, repaid a short-term loan of $3.5 billion, issued $18.2 billion and repaid $18.4 billion of commercial paper in fiscal 2015. On November 4, 2015, we incrementally redeemed and paid $2.1 billion U.S. Dollar Global Notes as part of the final settlement of the debt redemption due to the Separation.

Liquidity

Our cash and cash equivalents and total debt for continuing operations were as follows:

	As of October 31
	2015	2014	2013
	In billions
Cash and cash equivalents	$7.6	$12.9	$10.1
Total debt	$8.9	$18.2	$20.9

Our historical statements of cash flows and related metrics represent the combined cash flows and metrics of HP prior to the Separation and have not been revised to reflect the effect of the Separation. For further information on discontinued operations, see Note 2, “Discontinued Operations” in the Consolidated Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” to Exhibit 99.3 of this Form 8-K.

Our key cash flow metrics were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
		In millions
Net cash provided by operating activities	$6,490	$12,333	$11,608
Net cash used in investing activities	(5,534)	(2,792)	(2,803)
Net cash provided by (used in) financing activities	1,344	(6,571)	(7,943)
Net increase in cash and cash equivalents	$2,300	$2,970	$862

Operating Activities

Net cash provided by operating activities decreased by approximately $5.8 billion for fiscal 2015 as compared to fiscal 2014. The decrease was due primarily to lower cash generated from working capital management activities, payments for separation costs, lower cash receipts from contract manufacturers and financing receivables, lower net earnings in the current period, unfavorable currency impacts, as well as higher cash payments for prepaid expenses and employee benefits. Net cash provided by operating activities increased by $0.7 billion for fiscal 2014 as compared to fiscal 2013, due primarily to improvements in working capital management.

Our key working capital metrics, which have not been revised to reflect the effect of the Separation of Hewlett Packard Enterprise were as follows:

	As of October 31
	2015	2014	2013
Days of sales outstanding in accounts receivable	47	44	49
Days of supply in inventory	30	27	24
Days of purchases outstanding in accounts payable	(74)	(67)	(56)
Cash conversion cycle	3	4	17

Days of sales outstanding in accounts receivable (“DSO”) measures the average number of days our receivables are outstanding. DSO is calculated by dividing ending accounts receivable, net of allowance for doubtful accounts, by a 90-day average of net revenue. For fiscal 2015, the increase in DSO was due primarily to lower usage of cash discounts by our customers and longer standard payment terms for Aruba Networks, Inc., which was transferred to Hewlett Packard Enterprise as a part of the Separation. For fiscal 2014, the decrease in DSO was due primarily to the impact of currency and the expansion of our factoring programs.

Days of supply in inventory (“DOS”) measures the average number of days from procurement to sale of our product. DOS is calculated by dividing ending inventory by a 90-day average of cost of goods sold. For fiscal 2015, the increase in DOS was due to higher inventory balance to support future sales levels. For fiscal 2014, the increase in DOS was due to a higher inventory balance in Personal Systems due in part to strategic and advanced buys.

Days of purchases outstanding in accounts payable (“DPO”) measures the average number of days our accounts payable balances are outstanding. DPO is calculated by dividing ending accounts payable by a 90-day average of cost of goods sold. For fiscal 2015, the increase in DPO was primarily the result of purchasing linearity and an extension of payment terms with our product suppliers. For fiscal 2014, the increase in DPO was primarily the result of an extension of payment terms with our product suppliers.

The cash conversion cycle is the sum of DSO and DOS less DPO. Items which may cause the cash conversion cycle in a particular period to differ from a long-term sustainable rate include, but are not limited to, changes in business mix, changes in payment terms, extent of receivables factoring, seasonal trends and the timing of revenue recognition and inventory purchases within the period.

Investing Activities

Net cash used in investing activities increased by approximately $2.7 billion for fiscal 2015 as compared to fiscal 2014, due primarily to the acquisition of Aruba Networks, Inc., which was transferred to Hewlett Packard Enterprise as a part of the Separation. Net cash used in investing activities was flat for fiscal 2014 as compared to fiscal 2013, due primarily to higher cash utilization for purchases of property, plant and equipment offset by cash generated from sales of available-for-sale securities.

Financing Activities

Net cash provided by financing activities was $1.3 billion in fiscal 2015 as compared to net cash used in financing activities of $6.6 billion in fiscal 2014. The change was due primarily to proceeds from the issuance of senior unsecured notes in October 2015 by Hewlett Packard Enterprise in principal amount of $14.6 billion and higher proceeds from issuance of commercial paper, partially offset by the repayment as a result of early debt extinguishment of $6.6 billion of U.S. Dollar Global Notes and higher repayment of commercial paper as compared to fiscal 2014. Net cash used in financing activities decreased by approximately $1.4 billion for fiscal 2014 as compared to fiscal 2013 due primarily to proceeds from the issuance of U.S. Dollar Global Notes in January 2014, partially offset by higher debt repayments and repurchases of common stock. For more information on our share repurchase programs, see Item 5 in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and Note 13, “Stockholders’ Equity” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.

Capital Resources

Debt Levels

	As of October 31
	2015	2014	2013
	Dollars in millions
Short-term debt	$2,194	$2,594	$4,935
Long-term debt	$6,677	$15,563	$15,996
Debt-to-equity ratio	0.32x	0.67x	0.76x
Weighted-average interest rate	3.7%	2.7%	3.0%

We maintain debt levels that we establish through consideration of a number of factors, including cash flow expectations, cash requirements for operations, investment plans (including acquisitions), share repurchase activities, our cost of capital and targeted capital structure.

Short-term debt decreased by $0.4 billion and long-term debt decreased by $8.9 billion for fiscal 2015 as compared to fiscal 2014. The net decrease in total debt was due primarily to the early debt extinguishment of $6.6 billion in connection with the Separation and maturities of $2.5 billion of U.S. Dollar Global Notes in fiscal 2015. On November 4, 2015, we paid $2.1 billion of U.S. Dollar Global Notes as part of the final settlement of the debt redemption issued as a part of the Separation.

Short-term debt decreased by $2.3 billion and long-term debt decreased by $0.4 billion for fiscal 2014 as compared to fiscal 2013. The net decrease in total debt was due primarily to maturities of debt. During fiscal 2014, we issued $2.0 billion of U.S. Dollar Global Notes under the 2012 Shelf Registration Statement and repaid $4.9 billion of U.S. Dollar Global Notes.

Our debt-to-equity ratio is calculated as the carrying amount of debt divided by total stockholders’ equity. Our debt-to-equity ratio decreased by 0.35x in fiscal 2015, due to a decrease in total debt balances of $9.3 billion coupled with an increase in total stockholders’ equity by $1.0 billion at the end of fiscal 2015. Our debt-to-equity ratio decreased by 0.09x in fiscal 2014, due to a decrease in total debt balances of $2.8 billion partially offset by a decrease in total stockholders’ equity by $0.5 billion at the end of fiscal 2014.

Our weighted-average interest rate reflects the effective interest rate on our borrowings prevailing during the period and reflects the effect of interest rate swaps. For more information on our interest rate swaps, see Note 11, “Financial Instruments” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.

Available Borrowing Resources

Commercial Paper

On November 1, 2015, HP’s Board of Directors authorized to borrow up to $4.0 billion or the equivalent in foreign currencies for the use and benefit of HP and HP’s subsidiaries, by the issuance of commercial paper or through the execution of promissory notes, loan agreements, letters of credit, agreements for lines of credit or overdraft facilities.

Credit Agreement

On November 1, 2015, HP cancelled its $3.0 billion five-year credit facility and amended its $4.5 billion five-year credit facility to a revolving credit facility providing for a senior, unsecured revolving credit facility with aggregate lending commitments of $4.0 billion. Commitments under the revolving credit facility will be available through the period ending on April 2, 2019.

As of October 31, 2015, we had $832 million available borrowing resources from uncommitted lines of credit to obtain short- or long-term financing if we need additional liquidity.

Credit Ratings

Our credit risk is evaluated by major independent rating agencies based upon publicly available information as well as information obtained in our ongoing discussions with them. While we do not have any rating downgrade triggers that would accelerate the maturity of a material amount of our debt, previous downgrades have increased the cost of borrowing under our credit facilities, have reduced market capacity for our commercial paper and have required the posting of additional collateral under some of our derivative contracts. In addition, any further downgrade to our credit ratings by any rating agencies may further impact us in a similar manner, and, depending on the extent of any such downgrade, could have a negative impact on our liquidity and capital position. We can rely on alternative sources of funding, including drawdowns under our credit facilities, if necessary, to offset potential reductions in the market capacity for our commercial paper.

CONTRACTUAL AND OTHER OBLIGATIONS

Our contractual and other obligations as of October 31, 2015, were as follows:

		Payments Due by Period
	Total	1 Year or Less	1-3 Years	3-5 Years	More than 5 Years
			In millions
Principal payments on debt(1)	$8,678	$2,178	$—	$401	$6,099
Interest payments on debt(2)	2,915	258	480	472	1,705
Purchase obligations(3)	915	649	137	80	49
Operating lease obligations(4)	367	100	135	50	82
Capital lease obligations(5)	104	28	51	8	17
Total(6)(7)(8) (9)	$12,979	$3,213	$803	$1,011	$7,952

(1)                                     Amounts represent the principal cash payments relating to our short-term and long-term debt and do not include any fair value adjustments, discounts or premiums.

(2)                                     Amounts represent the expected interest payments relating to our short-term and long-term debt. We have outstanding interest rate swap agreements accounted for as fair value hedges that have the economic effect of changing fixed interest rates associated with some of our U.S. Dollar Global Notes to variable interest rates. The impact of our outstanding interest rate swaps at October 31, 2015 was factored into the calculation of the future interest payments on debt.

(3)                                     Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These purchase obligations are related principally to inventory and other items. Purchase obligations exclude agreements that are cancelable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business as they are difficult to quantify in a meaningful way. Even though open purchase orders are considered enforceable and legally binding, the terms generally allow us the option to cancel, reschedule, and adjust terms based on our business needs prior to the delivery of goods or performance of services.

(4)                                     Amounts represent the operating lease obligations, net of total sublease income of $118 million.

(5)                                     Amounts represent the capital lease obligations, including total capital lease interest obligations of $13 million.

(6)                                     Retirement and Post-Retirement Benefit Plan Contributions.  In fiscal 2016, HP anticipates making contributions of $18 million to its non-U.S. pension plans, approximately $36 million to cover benefit payments to U.S. non-qualified pension plan participants and approximately $43 million to cover benefit claims for HP’s post-retirement benefit plans. Our policy is to fund our pension plans so that we meet at least the minimum contribution requirements, as established by local government, funding and taxing authorities. Expected contributions and payments to our pension and post-retirement benefit plans are excluded from the contractual obligations table because they do not represent contractual cash outflows as they are dependent on numerous factors which may result in a wide range of outcomes. For more information on our retirement and post-retirement benefit plans, see Note 5, “Retirement and Post-Retirement Benefit Plans” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.

(7)                                     Cost Saving Plans.  On February 24, 2016, we announced the acceleration of our existing Fiscal 2015 Plan. We expect future cash payments of approximately $300 million in connection with this acceleration to be paid through fiscal 2016. Payments for restructuring have been excluded from the contractual obligations table, because they do not represent contractual cash outflows and there is uncertainty as to the timing of these payments. For more information on our restructuring activities, see Note 4, “Restructuring” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.

(8)                                     Separation Costs.  In fiscal 2016, HP expects cash payments of approximately $300 million in connection with our separation charges, with subsequent tax credit amounts expected over later years. Payments for separation costs have been excluded from the contractual obligations table, because they do not represent contractual cash outflows and there is uncertainty as to the timing of these payments.

(9)                                     Uncertain Tax Positions.  As of October 31, 2015, we had approximately $2.8 billion of recorded liabilities and related interest and penalties pertaining to uncertain tax positions. For the remaining amount, we are unable to make a reasonable estimate as to when cash settlement with the tax authorities might occur due to the uncertainties related to these tax matters. Payments of these obligations would result from settlements with taxing authorities. For more information on our uncertain tax positions, see Note 7, “Taxes on Earnings” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.

OFF-BALANCE SHEET ARRANGEMENTS

As part of our ongoing business, we have not participated in transactions that generate material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

We have third-party short-term financing arrangements intended to facilitate the working capital requirements of certain customers. For more information on our third-party short-term financing arrangements, see Note 8 “Balance Sheet Details” in the Consolidated Financial Statements and notes thereto in Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.3 to this Form 8-K.